Prospectus Supplement #14	Filed pursuant to Rule 424(b)(3)
(to prospectus dated November 26, 2003)	Registration No. 333-109542

FLEXTRONICS INTERNATIONAL LTD.

$500,000,000

1% Convertible Subordinated Notes Due August 1, 2010

and the Ordinary Shares issuable upon conversion of the Notes

This prospectus supplement relates to the resale by the holders of our 1% convertible subordinated notes due August 1, 2010 and our ordinary shares issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated November 26, 2003, which is to be delivered with this prospectus supplement.

The information in the table appearing under the heading “Selling Securityholders” in the prospectus is amended by the addition of the information appearing in the table below:

Name of Beneficial Owner	Principal Amount of Notes Beneficially Owned That May Be Offered	Ordinary Shares Owned Prior to the Offering	Ordinary Shares That May Be Offered (1)
UBS AG London F/B/O USSY (2)	$6,000,000	—	386,473

(1)	Represents the notes held by each beneficial owner, as converted to our ordinary shares at the initial conversion price of $15.525 per share. However, this conversion price is subject to adjustment as described in the prospectus under “Description of the Notes — Conversion of Notes.” As a result, the amount of ordinary shares issuable upon conversion of the notes in the future may increase or decrease.

(2)	The beneficial owner has advised us that it is an affiliate of a broker or dealer and that it purchased and offered for sale in the ordinary course of business the notes reflected in this table as being owned by it and, at the time of purchase, it had no agreements, plans, or understandings with any person, directly or indirectly, to distribute these notes.

Investing in the notes or our ordinary shares involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 2 of the prospectus, as well as the “Risk Factors” section included in our recent reports filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is July 6, 2005.